Exhibit 99.1

Lotus Pharmaceuticals Terminates SEDA

BEIJING, July 22, 2010 - Lotus Pharmaceuticals, Inc. (OTC Bulletin Board: LTUS) (“Lotus” or the “Company”), a growing developer, manufacturer and seller of medicine and drugs in the People’s Republic of China (the “PRC”), announced today that it has entered into a termination agreement with Yorkville Global Master SPV Ltd.(“Yorkville”) whereby the parties agreed to mutually terminate the Standby Equity Distribution Agreement, dated March 3, 2010, between the company and Yorkville (the “SEDA”) with no further obligations.

CEO, Dr. Zhongyi Liu, commented, “We appreciate the capital commitment from Yorkville, but we won’t utilize the SEDA.  The reason is that currently we have sufficient working capital and growth capital to carry out the construction and outfitting of our new building complex in Beijing, which is expected to open in 2010. We will consider alternative funding options and structures only when our stock valuation improves, in order to protect against stock dilution.”

About Lotus Pharmaceuticals, Inc. (www.lotuspharma.com)

Lotus Pharmaceuticals, Inc. is a growing developer and producer of drugs and a licensed national seller of pharmaceutical items in the PRC. Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd.  Lotus’ current drug development is focused on the treatment of cerebro-cardiovascular disease, asthma and diabetes.  Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intent,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including, but not limited to, changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, increased costs, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, the time to get new drugs approved by the State Food and Drug Administration and other factors.  Additional information regarding risks can be found in the Company's Annual Report on Form 10K and its other filings with the SEC.  Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  The Company has no obligation to update the forward-looking information contained in this press release.

Lotus Pharmaceuticals, Inc.

Yan ZENG, CFO

Tel: (010) 6389 9868

zy@lotuspharma.com